UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 30, 2012
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394
_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing first quarter of 2012 results was made on April 30, 2012 and a copy of the release is being furnished as Exhibit 99.1 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.

Description

99.1

Press Release: Data I/O Reports First Quarter 2012 Results

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

May 1, 2012	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

Description

99.1

Press Release: Data I/O Reports First Quarter 2012 Results

Exhibit 99.1

Joel Hatlen	Hayden IR
Vice President and Chief Financial Officer	Brett Maas, Managing Partner
Data I/O Corporation	(646) 536-7331
6464 185th Ave. NE, Suite 101	Email: brett@haydenir.com - or -
Redmond, WA 98052	Dave Fore, Director of Research
(425) 881-6444	(206) 395-2711
investorrelations@dataio.com	Email: dave@haydenir.com

Data I/O Reports First Quarter 2012 Results

Redmond, WA, Monday April 30, 2012 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions used in the manufacturing of flash and flash-based intelligent devices,  today announced financial results for the first quarter ended March 31, 2012.

Highlights

•         Revenue of $3.7 million and a loss of $1.7 million for the quarter

•         Backlog increased to $1.6 million at end of quarter

•         $6 million share repurchase program completed

•         NPI Award received for RoadRunner3 and Factory Integration Software at APEX

•         EM Asia Innovation Award received for newly launched FLXHD at NepCon Shanghai

Financial Results

Revenues for the first quarter of 2012 were $3.7 million, down 48 percent compared with $7.0 million in the first quarter of 2011.  Net loss in the first quarter of 2012 was ($1.7) million, or ($0.19) per share, compared with net income of $532,000 or $0.06 per diluted share, in the first quarter of 2011.

The Company believes the decline in orders and revenue relates primarily to reduced capital spending resulting from economic uncertainty related to the European sovereign debt and to a downturn in Asia-based electronics manufacturing.  On a regional basis, Europe had the biggest revenue decline dropping 61%, while Asia declined 45% and the Americas declined 19% compared to revenue in the first quarter of 2011.  Data I/O ended the quarter with a backlog of $1.6 million, compared to $0.9 million at the end of the first quarter of 2011 and $0.8 million at the end of the previous quarter on December 31, 2011.

Orders for the first quarter of 2012 were $4.2 million compared with $6.1 million in the first quarter of 2011.  On a regional basis, orders in Europe and Asia were each down approximately 40% compared to the first quarter of 2011; however, orders from the Americas were up 14% compared to the first quarter of 2011.

“Our orders during the quarter were primarily performance- and process-related with our new RoadRunner3, RoadRunner, and Factory Integration Software (FIS) product lines showing the predominant growth,” stated Fred Hume, President and CEO.  “We believe the electronics manufacturing environment is improving.  We see companies—including our customers—reporting that activity is picking up, and they are raising their own respective outlooks.”

Gross margin as a percentage of sales in the first quarter of 2012 was 52.8%, compared with 59.1% in the first quarter of 2011.  The decrease compared to the first quarter of 2011 was primarily due to the decreased sales volume in relation to fixed costs offset in part by favorable variances including overhead related to the inventory increase.

Excluding non-recurring CEO search firm and separation pay expense of $425,000, operating expenses decreased by $307,000 in the first quarter of 2012 compared to the same period in 2011. Research and Development increased by $40,000 in the first quarter of 2012 compared to the same period in 2011 due to the expenses related to the Azido initiative, but offset in part by a reduction in consultants and contractors expenses of $105,000.  Selling, General and Administrative expenses other than the above cited CEO transition costs declined $347,000 with the largest change coming from lower incentive compensation and lower sales commissions related to sales volume.

The Company’s cash position at March 31, 2012 decreased during the quarter to $12.3 million. The use of cash was primarily attributable to $6 million used in share repurchases during the quarter.   Accounts receivable decreased to $1.9 million at March 31, 2012 compared to $4.4 million at December 31, 2011, primarily due to the lower sales volume and from effective collection efforts. Inventories were at $4.5 million at March 31, 2012, up from $4 million at December 31, 2011 and from $3.5 million at March 31, 2011 with the increase at the end of the first quarter primarily due to work in process and purchases in anticipation of a higher sales volume.  Deferred revenue was $1.2 million at March 31, 2012, compared $1.6 million at March 31, 2011.  The Company remains debt free. As of March 31, 2011, the Company had 7.7 million shares outstanding.

Conference Call Information

A conference call discussing the first quarter and 2012 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern time.  To listen to the conference call, please dial (612) 234-9959 passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code: 244973.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com   to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Celebrating 40 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning expected revenue, expected margins, expected loss, orders and financial positions, cash position, share repurchases, new products and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to ability to record revenues based upon the timing of product deliveries and installations, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–        Summary Financial Data Attached   –

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended March 31,
	2012	2011

Net Sales	$ 3,679	$ 7,043
Cost of goods sold	1,737	2,879
Gross margin	1,942	4,164
Operating expenses:
Research and development	1,392	1,352
Selling, general and administrative	2,250	2,172
Total operating expenses	3,642	3,524
Operating income (loss)	(1,700)	640
Non-operating income (expense):
Interest income	33	13
Foreign currency transaction gain (loss)	9	(35)
Total non-operating income (loss)	42	(22)
Income (loss) before income taxes	(1,658)	618
Income tax (expense) benefit	(19)	(86)
Net income (loss)	$ (1,677)	$ 532

Basic earnings (loss) per share	$ (0.19)	$ 0.06
Diluted earnings (loss) per share	$ (0.19)	$ 0.06
Weighted-average basic shares	8,765	9,031
Weighted-average diluted shares	8,765	9,234

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	March 31, 2012	December 31, 2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 12,284	$ 18,120
Trade accounts receivable, net of allowance for doubtful accounts of $60 and $115	1,912	4,351
Inventories	4,487	3,964
Other current assets	370	543
TOTAL CURRENT ASSETS	19,053	26,978

Property, plant and equipment – net	1,433	1,489
Intangible software technology-net	2,682	2,793
Other assets	86	85
TOTAL ASSETS	$ 23,254	$ 31,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 844	$ 1,122
Accrued compensation	1,238	1,255
Deferred revenue	1,208	1,464
Other accrued liabilities	636	710
Income taxes payable	81	72
TOTAL CURRENT LIABILITIES	4,007	4,623

Long-term other payables	234	253

COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,729,415 and 9,207,730 shares	17,532	23,414
Accumulated earnings	286	1,963
Accumulated other comprehensive income	1,195	1,092
TOTAL STOCKHOLDERS’ EQUITY	19,013	26,469
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 23,254	$ 31,345